EXHIBIT 15

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                          ALLIANCE ENTERTAINMENT CORP.

                      ____________________________________


            Pursuant to Section 151 of the Delaware General Corporation Law (the "GCL"), ALLIANCE ENTERTAINMENT CORP., a Delaware corporation (the
"Corporation"), certifies as follows:

            FIRST: Under the authority contained in Article FOURTH of the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors of the Corporation has classified an aggregate of seven million (7,000,000) shares of the authorized but unissued shares of preferred stock of the Corporation into a series which shall be designated Series C Convertible Preferred Stock.

            SECOND: The following resolution was adopted by the Board of Directors on December 19, 1996 and such resolution has not been modified and is in full force and effect on the date hereof:

            RESOLVED, that the Board of Directors hereby creates, from the authorized but unissued shares of preferred stock of the Corporation, a series of convertible preferred stock designated as Series C Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, as follows:

           Section 1.  Preferred Stock Dividends.

           1.1 General Dividend Obligation. When, as and if declared by the Board of Directors of the Corporation, the Corporation shall pay to the holders of record of the Preferred Stock, out of the assets of the Corporation available for the payment of dividends under the General Corporation Law of the State of Delaware, preferential dividends at the times and in the amounts provided for in this Section 1.

            1.2 Payments of Dividends; Payments in Additional Shares. (a) When declared by the Board of Directors of the Corporation, dividends on the Preferred Stock shall be payable on whole shares of Preferred Stock on each Dividend Payment Date
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(capitalized terms not otherwise defined herein being used in this Certificate of Designations with the definitions set forth in Section 11).

           (b) Dividends shall be paid only in additional whole shares of Preferred Stock, having a Liquidation Value (exclusive of any accrued unpaid dividends) equal in amount to the dividends payable, by mailing certificates for such shares to each holder of record of Preferred Stock at such holder's address as it appears on the Corporation's stock register at least five days prior to the due date of each dividend or otherwise delivering such shares so as to be received by such holder on the due date of such dividend. If any portion of a dividend would result in the issuance of a fraction of a share of Preferred Stock, such fraction shall be carried forward and accumulated with other fractions and shall be paid on a subsequent Dividend Payment Date when such accumulated fractions equal at least one whole share of Preferred Stock.

           (c) If at any time dividends on the outstanding Preferred Stock at the rate set forth herein shall not have been fully paid or declared and set aside for payment, no dividends or other distributions shall be declared or paid upon or set apart for payment on the shares of any other class of Junior Securities.

           1.3 Calculation of Dividends. Dividends on each share of Preferred Stock shall be calculated cumulatively at the rate and in the manner prescribed herein from and including the date of issuance of such share of Preferred Stock, whether or not such dividends shall have been declared and whether or not there shall be (at the time such dividends are calculated or become payable or at any other time) profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends. For purposes of this Section 1.3, the date on which the Corporation shall initially issue any share of Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Preferred Stock shall be made on the stock register maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Preferred Stock (whether by reason of transfer of such share or for any other reason).

           1.4 Dividend Rates. Dividends shall be cumulative, and shall accrue on a daily basis on each Outstanding share of Preferred Stock at the rate per annum (computed on the basis of a 360-day year having twelve thirty-day months) of six percent (6%) of the Liquidation Value of each share of Preferred Stock. To the extent not paid, on a Dividend Payment Date all unpaid dividends accrued on each share of Preferred Stock Outstanding during such quarter (or from and including the original date of issuance of such share in the case of the initial quarter-end


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

after the date of issuance) shall be added to the Liquidation Value of such share and shall remain a part thereof until such dividends are paid.

           Section 2.  Liquidation Preferences.

           Subject to the holders' conversion rights provided below herein, upon any liquidation (complete or partial), dissolution or winding up of the Corporation, or any similar distribution of its assets to its stockholders which results in a return of capital, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled, before any distribution or payment is made upon any Junior Securities of the Corporation, to be paid out of the assets of the Corporation available for distribution to its stockholders (whether from capital, surplus or earnings) an amount in cash equal to the sum of (i) the aggregate Liquidation Value of all shares of Preferred Stock then Outstanding, plus (ii) all accrued unpaid dividends on such shares, and shall not be entitled to any further payment. Written notice of such liquidation, dissolution, winding up or other distribution of assets, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed by certified or registered mail, return receipt requested, not less than 60 days prior to the payment date stated therein, to each record holder of any share of Preferred Stock entitled thereto at the address for such record holder shown on the Corporation's records. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution, winding up or similar distribution of the Corporation within the meaning of any of the provisions of this Section 2. The Preferred Stock shall rank junior to the Corporation's Series A and Series B Convertible Preferred Stock.

           Section 3.  Redemptions of Preferred Stock.

           3.1 Redemption Price. For each share of Preferred Stock which is to be redeemed by the Corporation at any time and for any reason in a redemption pursuant to this Section 3, the Corporation shall be obligated on the Redemption Date, regardless of whether the Corporation shall be able or legally permitted to make such payment on the Redemption Date, to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Preferred Stock duly endorsed in blank or accompanied by an appropriate form of assignment) the Redemption Price for such share of Preferred Stock, payable in cash.

            3.2 Redeemed or Otherwise Acquired Shares Not to be Reissued. Any shares of Preferred Stock redeemed pursuant to


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

this Section 3 or otherwise acquired by the Corporation shall not be reissued, sold or transferred by the Corporation and shall be retired.

           3.3 Determination of Number of Each Holder's Shares to be Redeemed. The number of shares of Preferred Stock to be redeemed from each holder thereof in each redemption under this Section 3 shall be determined by multiplying the total number of shares of Preferred Stock to be redeemed times a fraction, the numerator of which shall be the total number of shares of Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Preferred Stock then Outstanding, rounded if the result is fractional to the nearest whole number of shares.

            3.4 Optional Redemption by Corporation. The Preferred Stock may be redeemed in whole (but not in part), at the Redemption Price, at the Corporation's option at any time after _____________ __, _____, on at least 30 days' notice; provided, however, that the Corporation may not exercise such right of redemption unless the Market Price of the Common Stock as reported in the Wall Street Journal for 20 out of any 30 consecutive trading days prior to the notice of redemption delivered pursuant to Section 3.7 shall exceed ___________ dollars ($________) per share (subject to adjustment for stock dividends, stock splits and reverse stock splits) and unless the issuance of the shares of Common Stock upon conversion of the Preferred Stock at the time of the redemption would not cause a "Change of Control" to occur within the meaning of
Section 1.01 of the Indenture.

           3.5 Redemption Upon Corporate Change. (a) At any time if a Corporate Change is to occur and the holders of Preferred Stock refuse to provide any vote or written consent required to authorize such Corporate Change, the Corporation may redeem all of the Outstanding Preferred Stock immediately prior to the consummation of such Corporate Change. Written notice of any impending Corporate Change, and the substance and intended date of consummation thereof, shall be mailed by certified or registered mail, return receipt requested, not more than sixty (60) nor less than ten (10) days prior to the date of consummation thereof, to each record holder of shares of Preferred Stock at the address for such record holder shown on the Corporation's records. The Corporation's redemption rights under this Section 3.5 shall terminate as to any shares of Preferred Stock upon the holder's delivery of a Conversion Notice pursuant to
Section 4.1(c) with respect to such shares.

           (b) If a Corporate Change is proposed to occur and the Corporation would be prevented from fulfilling its redemption obligations under this Section
3.5 by any agreement to which it is a party with respect to its indebtedness for borrowed money,


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

then the Corporation shall not be entitled to redeem shares of Preferred Stock pursuant to Section 3.5(a).

           3.6 Redemptions or Purchase by Corporation's Designee(s). In lieu of any redemption of Preferred Stock by the Corporation permitted hereunder, the Corporation may designate one or more purchasers who shall be entitled to purchase the Preferred Stock from the holders thereof at the applicable Redemption Price. Any such designee(s) shall have the rights and obligations of the Corporation specified herein with respect to the redemption of such shares.

           3.7 Notice of Redemption. Except as otherwise expressly provided herein, notice of any redemption of Preferred Stock, specifying the time and place of redemption, the Redemption Price and the section and paragraph pursuant to which such redemption is being made, shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares of Preferred Stock to be redeemed, at the address for such holder shown on the Corporation's records, not more than sixty (60) nor less than thirty (30) days prior to the date on which such redemption is to be made. The notice shall also specify the number of shares of Preferred Stock and the certificate numbers thereof which are to be redeemed. With respect to redemptions made pursuant to
Section 3.4, upon mailing any such notice of redemption the Corporation shall become obligated to redeem at the time of redemption specified therein all shares of Preferred Stock therein specified. In case less than all the shares of Preferred Stock represented by any certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall be issued to the holder thereof without cost to such holder. Notwithstanding any other provision of this Section 3, the Corporation shall not be entitled to redeem any shares of Preferred Stock in respect of which the holder of such Preferred Stock has delivered to the Corporation a Conversion Notice after the delivery of notice by the Corporation as provided in this paragraph but prior to the Redemption Date.

           3.8 Rights After Redemption Date. Provided that the Redemption Price is paid in full on the applicable Redemption Date, no share of Preferred Stock shall be entitled to any dividends accrued after its Redemption Date, and on such Redemption Date, except as otherwise provided herein or by law, all rights of the holder of such share of Preferred Stock as a stockholder of the Corporation, by reason of the ownership of such share, shall cease, except the right to receive the Redemption Price of such share upon presentation and surrender of the certificate representing such share, and such share shall not after such Redemption Date be deemed to be Outstanding.



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

           3.9 Other Redemptions. The Corporation shall neither redeem nor otherwise acquire any shares of any class of Preferred Stock except (i) as expressly authorized in this Certificate of Designations, or (ii) pursuant to any offer of redemption made to the holders of Preferred Stock of such class pro rata according to the shares held by them.

           3.10 Deposit of Redemption Price. If on or before the date of redemption specified in any notice of redemption of any share of Preferred Stock, the Corporation shall irrevocably deposit the amount of the Redemption Price thereof with a bank or trust company having an office in the City of New York, designated in such notice of redemption, in trust for the benefit of the holder of such share of Preferred Stock, such share of Preferred Stock shall be deemed to have been redeemed on the date so specified, whether or not the certificate for such share shall be surrendered for redemption and canceled.

           Section 4.  Conversion of Preferred Stock.

            4.1 Conversion Procedures. (a) The Preferred Stock shall be convertible into shares of Common Stock, in accordance with the terms of this
Section 4.

           (b) A holder of shares of Preferred Stock may at any time convert pursuant to this Section 4 all or any part (in whole numbers of shares only) of the shares of Preferred Stock held by such holder into such number of fully paid and non-assessable whole shares of Common Stock as is obtained by multiplying the number of shares of Preferred Stock so to be converted by the Liquidation Value thereof and dividing the result by the Conversion Price then in effect. Such right as to any particular share shall terminate at the close of business on the day immediately prior to the date fixed for payment on the Preferred Stock upon any liquidation, dissolution, winding up or similar distribution of the Corporation.

           (c) Each conversion of Preferred Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Preferred Stock) at any time during its usual business hours, which shall be accompanied by a written notice by the holder of such Preferred Stock (a "Conversion Notice") stating that such holder desires to convert shares, or a stated number of shares, represented by a certificate or certificates specifically described therein. Such Conversion Notice shall also specify the name or names (with addresses) and denominations in which the certificate or certificates for Common Stock shall be issued and shall include instructions for delivery thereof. The Conversion Price shall be determined as of the close of business on the date the certificate representing the Preferred Stock and the Conversion Notice is received by the Corporation. Such conversion shall be deemed to have been effected as of the close of business on the date on which the certificate representing the Preferred Stock and the Conversion Notice for such shares shall have been received by the Corporation, and as of such date (the "Conversion Date") the rights of the holder of such Preferred Stock (or specified portion thereof) as such holder shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

           (d) As soon as possible after the Conversion Date (and in no event more than 30 days after the Conversion Date), subject to Section 4.2(c), with respect to the certificate(s) specified in (i) and (ii) below, the Corporation shall deliver to the converting holder or, with respect to the certificate(s) specified in (i) below, as specified by such converting holder:

           (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion registered in such name or names and such denomination or denominations as the converting holder shall have specified;

           (ii) a certificate representing any shares of Preferred Stock which shall have been represented by the certificate or certificates which shall have been delivered to the Corporation in connection with such conversion but which shall not have been converted; and

           (iii) a payment of cash in an amount equal to the value of any fractional share of Common Stock that otherwise would be issuable in connection with the Preferred Stock converted.

            4.2 Authorization and Issuance of Common Stock. The Corporation covenants and agrees that:

           (a) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuing upon the conversion of the Preferred Stock as provided in this Section 4, such number of shares of Common Stock as shall then be issuable upon the conversion of all Outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, and charges. The Corporation will take all such action as may be necessary to assure that all shares of Common Stock may be so


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

issued without violation of any applicable law or regulation or any requirements of any domestic stock exchange upon which any shares of Common Stock may be listed.

           (b) The Corporation will not take any action which results in any adjustment of the number of shares of Common Stock acquirable upon conversion of a share of Preferred Stock if after such action the total number of shares of Common Stock issuable upon conversion of the Preferred Stock then Outstanding, together with the total number of shares of Common Stock then Outstanding and the total number of shares of Common Stock reserved for any purpose other than issuance upon conversion of Common Stock, would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation, as amended.

           (c) If any shares of Common Stock required to be reserved for purposes of conversions of shares of Preferred Stock under this Certificate of Designations require registration with, or approval of, any governmental authority under any federal or state law (other than any registration under the Securities Act of 1933, as then in effect, or any similar federal statute then in force, or any state securities law, required by reason of any transfer involved in such conversion), or listing on any domestic securities exchange, before such shares may be issued upon conversion, the Corporation will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved for listing or listed on such domestic securities exchange, as the case may be.

           (d) The issuance of certificates for shares of Common Stock upon conversion of shares of the Preferred Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof, or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock converted.

           (e) The Corporation will not close its books against the transfer of any share of Preferred Stock or of any share of Common Stock issued or issuable upon the conversion of such shares in any manner which interferes with the timely conversion of such shares.

            4.3 Conversion Price. (a) The initial Conversion Price shall be __________ ($_______). In order to prevent dilution of the conversion rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 4.


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

           (b) If and whenever the Corporation shall issue or sell, or shall in accordance with Section 4.4 be deemed to have issued or sold, any shares of Common Stock for a consideration per share that is less than 95% of the Market Price on the date of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall, subject to Section 4.4, be reduced to the price (calculated to the nearest $0.001) determined by multiplying the Conversion Price in effect immediately prior to the time of such issue or sale by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price immediately prior to such issue or sale plus
(ii) the consideration received by the Corporation upon such issue or sale, and the denominator of which shall be the product of (iii) the total number of shares of Common Stock Deemed Outstanding immediately after such issue or sale, multiplied by (iv) the Market Price immediately prior to such issue or sale.

Notwithstanding the foregoing, no adjustment of the Conversion Price shall be made in an amount less than $0.001 per share, but any such lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.001 per share or more.

           (c) Notwithstanding the provisions of this Section 4.3 and Section 4.4, no adjustment of the Conversion Price shall be required as a result of the sale or issuance of Common Stock, at prices less than 95% of the Market Price then in effect, (i) upon conversion of any of the Preferred Stock or the Corporation's Series B Convertible Preferred Stock, par value $0.01 per share or the exchange of the Corporation's 6% Exchangeable Notes Due December 31, 2001, or (ii) in connection with Excluded Securities.

            4.4 Effect of Certain Events on Conversion Price. For purposes of determining the adjusted Conversion Price under Section 4.3, the following shall be applicable:

           (a) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the rights to convert or exchange such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than 95% of the Market Price, determined as of the date of granting such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall (as of the date of grant of such Options) be deemed to be outstanding and to have been issued for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, except as otherwise provided in Section 4.4(c).

           (b) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than 95% of the Market Price, determined as of the date of such issue or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share. Except as otherwise provided in
Section 4.4(c), no adjustment of the Conversion Price shall be made upon the actual issue of such Common stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price have


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

been made or are to be made pursuant to other provisions of this Section 4.4, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

           (c) Change in Option or Conversion Price. If the purchase price provided for in any Option referred to in Section 4.4(a), the additional consideration, if any, payable upon conversion or exchange of any Convertible Securities referred to in Section 4.4(a) or (b), or the rate at which any Convertible Securities referred to in Section 4.4(a) or (b) are convertible into or exchangeable for Common Stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in this Section 4.4 or in Sections 4.3 and 4.5), then the Conversion Price in effect at the time of such change shall forthwith be adjusted to the Conversion Price which would have been in effect at such time had such Option or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any Option referred to in Section 4.4(a), the additional consideration, if any, payable upon conversion or exchange of any Convertible Securities referred to in
Section 4.4(a) or (b), or the rate at which any Convertible Securities referred to in Section 4.4(a) or (b), are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution of the type set forth in this Section 4.4 or Sections 4.3 and 4.5, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder would be reduced.

           (d) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities (without any exercise of such Option or right), the Conversion Price then in effect hereunder shall forthwith be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding.



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

           (e) Calculation of Consideration Received. (i) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the aggregate proceeds payable to the Corporation therefor, prior to deduction of any expenses incurred and any underwriting commission or concessions paid or allowed by the Corporation in connection therewith.

           (ii) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of consideration other than cash received by the Corporation shall be deemed to be the fair value, determined in good faith by the Board of Directors.

           (iii) In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

           (iv) In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value, determined in good faith by the Board of Directors, of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

           (v) In the event of any consolidation or merger of the Corporation in which stock or other securities of any corporation are issued in exchange for Common Stock of the Corporation or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Conversion Price the determination of the number of shares of Common Stock receivable upon conversion of the Preferred Stock immediately prior to such merger, consolidation or sale, for purposes of Section 4.7, shall be made after giving effect to such adjustment of the Conversion Price.

           (vi) In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any


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

Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

           (f) Record Date. For purposes of Sections 4.3 and 4.4, in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of granting of such right or subscription or purchase, as the case may be.

           4.5 Subdivisions and Combinations. Except to the extent Section 4.4(e)(vi) above applies, in the event that the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision forthwith shall be proportionately reduced. Conversely, in the event the outstanding shares of one or more classes of the Common Stock shall be combined into a smaller number of shares (by reverse stock split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

           4.6 Dividends. In the event that the Corporation declares a dividend (other than a dividend payable in Common Stock, Options or Convertible Securities, or a cash dividend payable out of earnings or earned surplus) upon Common Stock, then at the option of the holders of a majority of the outstanding shares of Preferred Stock,

           (1) the Corporation shall pay over to each holder, on the dividend payment date, the cash, stock or other securities and other property which holder would have received if such holder had converted all of his or its shares of Preferred Stock into Common Stock and had been the record holder of such Common Stock on the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividend are to be determined, or

           (2) the Conversion Price in effect immediately prior to the declaration of such dividend shall be reduced by an amount equal to the amount of such dividend payable per share of Common Stock, in the case of a cash dividend, or by the fair value of such dividend per share (as reasonably determined by the Board of Directors of the Corporation), in the case of any other dividend, such reduction to be effective on the date as of which a record is taken for purposes of such dividend, or if a record is not taken, the date as of which holders of record of Common Stock entitled to such dividend are determined, or

           (3) in the case of a dividend consisting of stock or securities (other than Common Stock, Options or Convertible Securities) or other property distributable to holders of Common Stock, the holder of Preferred Stock may elect that, in lieu of (1) or (2) above, lawful and adequate provisions shall be made (including without limitation any necessary reduction in the Conversion Price) whereby such holder of Preferred Stock shall thereafter have the right to purchase and/or receive, on the terms and conditions specified in this Certificate of Designations and in addition to the shares of Common Stock receivable immediately prior to the declaration of such dividend upon conversion of his or its shares of Preferred Stock, such shares of stock, securities or property as are distributable with respect to outstanding shares of Common Stock equal to the number of shares of Common Stock receivable immediately prior to such declaration upon conversion of his or its shares of Preferred Stock, to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon such conversion) shall thereafter be applicable, as nearly as may be, in relation to such shares of stock, securities or property.

For the purposes of this Section 4.6, "dividend" shall mean any distribution to the holders of Common Stock as such, and a dividend shall be considered payable out of earnings or earned surplus (other than revaluation or paid-in surplus) only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as reasonably determined by the Board of Directors of the Corporation.

           4.7 Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Corporation, or any consolidation or merger of the Corporation with or into another corporation, or any sale of all or substantially all of the Corporation's assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision (as determined reasonably and in good faith by the Board of Directors of the Corporation) shall be made whereby each of the holders of the Preferred Stock shall thereafter have the right to acquire and receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore acquirable and receivable upon the conversion of such holder's shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of such shares had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to such holder's rights and interests to the end that the provisions of this Section 4 (including without limitation provisions for adjustments of the Conversion Price and of the number of shares of Common Stock acquirable and receivable upon the exercise of the conversion rights granted in this Section 4) shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such holder's shares (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any consolidation, merger or sale, unless the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire or receive.

           4.8 Notice of Adjustment. Immediately upon any adjustment of the Conversion Price, the Corporation shall send written notice thereof to all holders of Preferred Stock, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock acquirable and receivable upon conversions of all shares of Preferred Stock held by each such holder, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

           4.9 Other Adjustment-Related Notices. In the event that at any time:

           (a) the Corporation shall declare a dividend (or any other distribution) upon its Common Stock payable otherwise than in cash out of earnings or earned surplus;

           (b) the Corporation shall offer for subscription pro rata to the holders of any class of its Common Stock any additional shares of stock of any class or other rights;

           (c) there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

           (d) there shall be any voluntary or involuntary dissolution, liquidation, winding up or similar distribution of the Corporation;

then, in connection with any such event, the Corporation shall give by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation:

           (i) at least 30 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution; and

           (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution, at least 30 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution).

           4.10 Certain Events. If any event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights as aforesaid.

           4.11 Disputes. In the event that there is any dispute as to (a) the computation of the price or the number of shares of Common Stock required to be issued upon conversion of Preferred Stock, or (b) the computation of the Redemption Price under

Section 3.5, in either case in which holders of 50 percent or more of the Preferred Stock shall join, the holders and the Corporation will retain an independent and nationally recognized accounting firm to conduct at the expense of the Corporation an audit of the computations pursuant to the terms hereof involved in such dispute, including the financial statements or other information upon which such computations were based. The determination of such nationally recognized accounting firm shall, in the absence of manifest error, be binding upon the holders of the Preferred Stock and the Corporation. If there shall be a dispute as to the selection of such nationally recognized accounting firm, such firm shall be appointed by the American Institute of Certified Public Accountants ("AICPA") if willing, otherwise the American Arbitration Association ("AAA"), upon application by the Corporation or any holder or holders of at least 50 percent of the outstanding Preferred Stock with notice to the others. If the price, number of shares of Common Stock or Redemption Price as determined by such accounting firm is five percent (5%) or more higher or lower than the price, number of shares of Common Stock or Redemption Price computed by the Corporation, the expenses of such accounting firm and, if any, AICPA and AAA, shall be borne completely by the Corporation. In all other cases, they shall be borne by the disputing holders of Preferred Stock.

           Section 5.  Purchase Rights.

           If at any time or from time to time the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (any "Purchase Rights") pro rata to the record holders of Common Stock and such grant, issuance or sale does not result in an adjustment of the Conversion Price under Section 4.4, then each holder of Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable and receivable (directly or upon subsequent conversion, assuming unrestricted convertibility) upon conversion immediately prior to the time or times at which the Corporation, granted issued or sold such Purchase Rights.

           Section 6.  Voting Rights of Preferred Stock.

           (a) Except as otherwise provided by law, by agreement among the stockholders, or as otherwise provided in this Certificate of Designations, Preferred Stock shall entitle the holders thereof to no voting rights.

           (b) The Preferred Stock shall be entitled to vote with the holders of Common Stock on any and all matters presented to the holders of Common Stock for a stockholders' vote at any time. A share of Preferred Stock shall possess that number of votes equal to the number of shares of Common Stock that such share of Preferred Stock is convertible into on the applicable record date.

           Section 7.  Registration of Transfer.

           The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing the aggregate number of shares represented by the surrendered certificate, subject to the requirements of applicable securities laws. Each such new certificate shall be registered in such name and shall represent such number of shares as shall be requested by the holder of the surrendered certificate, shall be substantially identical in form to the surrendered certificate, and the holders of the shares represented by such new certificate shall be entitled to receive all theretofore payable but unpaid dividends on the shares represented by the surrendered certificate.

           Section 8.  Replacement.

           Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of the Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is an institutional investor its own agreement of indemnity, without bond, shall be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate, and the shares represented by such new certificate shall be entitled, among other things, to receive all theretofore payable but unpaid dividends on the shares represented by the lost, stolen, destroyed or mutilated certificate.

           Section 9.  Restrictions on Corporate Action.

           So long as at least 1,750,000 shares of Preferred Stock remain Outstanding and in addition to any other approvals or consents required by law, without the prior affirmative vote or written consent of the holders of at least a majority of all shares of the Preferred Stock Outstanding at the time, the

Corporation shall not make any Restricted Payment if such Restricted Payment, together with the aggregate of all other Restricted Payments made on or after the Issuance Date, exceeds the sum of (A) $_____________, (B) ____% of the Consolidated Net Income of the Corporation accrued on a cumulative basis for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter commencing after the Issuance Date and ending on the last day of the last fiscal quarter immediately preceding the fiscal quarter in which such Restricted Payment occurs (or, if aggregate cumulative Consolidated Net Income for such period is a deficit, minus 100% of such deficit), (C) ______% of the aggregate net cash proceeds received by the Company after the Issuance Date from the issuance or sale of capital stock of the Corporation (other than such capital stock issued or sold to a Subsidiary of the Corporation and other than Redeemable Stock), (D) the aggregate net cash proceeds received on or after the Issuance Date by the Corporation from the issuance or sale of debt securities of the Corporation (other than to a Subsidiary of the Corporation) that have subsequently been converted into or exchanged (other than by a Subsidiary of the Corporation) for capital stock of the Corporation (other than Redeemable Stock) plus the aggregate cash received by the Corporation at the time of such conversion or exchange, and (E) _______% of the aggregate net cash proceeds received by the Company as dividends or distributions from its subsidiaries after the Issuance Date.

           The foregoing provisions of this Section 9 shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Section 9; (ii) the acquisition by the Corporation of Equity Interests of the Corporation or any of its Subsidiaries in exchange for, or with the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Corporation) for cash of, Equity Interests (other than Redeemable Stock) of the Corporation; or (iii) the repurchase, redemption or other acquisition or retirement of any Equity Interests of the Corporation or any Subsidiary of the Corporation for amounts not to exceed $_________ in the aggregate during any 12 month period from employees of the Corporation or any Subsidiary of the Corporation in connection with the termination of such employees' employment with the Corporation or any Subsidiary of the Corporation.

           Section 10.  Closing Books.

           The Corporation will not close its books against the transfer of any share of Preferred Stock.

           Section 11.  Definitions.

           As used in this Certificate of Designations the following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

           "Business Day" means any day which is not a Saturday or a Sunday or a day on which banks are permitted to close in New York, New York.

           "Common Stock" means the Common Stock, par value $0.0001 per share, of the Corporation, and any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution, winding up or similar distribution of the Corporation.

           "Common Stock Deemed Outstanding" means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time (exclusive of any shares of Common Stock owned or held by or for the account of the Corporation), plus (b) the number of shares of Common Stock into which Outstanding shares of Preferred Stock are convertible at such time, plus (c) the number of other shares of Common Stock deemed to be outstanding under Section 4 at such time.

           "Consolidated Interest Expense" means (without duplication), for any period, the sum of:

           (i) the interest expense of the Corporation and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP;

           (ii) all fees, commissions, discounts and other charges of the Corporation and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to letters of credit and bankers' acceptances and the costs (net of benefits) associated with interest hedging obligations;

           (iii) amortization or write-off of debt discount and deferred financing costs (other than deferred financing costs incurred on or prior to the Closing Date) in connection with any Long Term Debt of the Corporation and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; and

           (iv) interest capitalized by the Corporation and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

           "Consolidated Net Income" means, with respect to any period, the aggregate net income for such period, on a consolidated basis, determined in accordance with GAAP ("Net Income"), of the Corporation and its Subsidiaries; provided, however, that (i) the Net Income (if positive) of any person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Corporation or a Subsidiary by such person during such period, (ii) the Net Income (if positive) of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) extraordinary gains, losses and non-cash restructuring charges shall be excluded, (iv) the Net Income (if positive) of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such Net Income is not at the time of determination permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (v) net after tax gains (but not net after tax losses) from sales of assets other than current assets or from the disposition of any property or assets other than in the ordinary course of business shall be excluded, (vi) any after tax gains (but not losses) from currency exchange transactions not in the ordinary course of business consistent with past practice shall be excluded, and (vii) the cumulative effect of any change in accounting principles shall be excluded.

           "Conversion Price" means two dollars and twenty-five cents ($2.25), such price may be adjusted from time to time pursuant to the provisions of
Section 4.

           "Corporate Change" means (i) the sale, exchange or transfer of all or substantially all of the Corporation's assets, or (ii) any transaction or series of related transactions in which one (1) or more persons (other than a holder of Preferred Stock or an affiliate thereof) shall directly or indirectly acquire ownership of or control over capital stock (not including shares held or controlled by them on the date of original issuance of the Preferred Stock) of the Corporation (or securities exchangeable for or convertible into such stock) entitled to elect fifty percent (50%) or more of the Corporation's Board of Directors and representing at least fifty percent (50%) of the number of shares of Common Stock Outstanding.

           "Dividend Payment Date" means, with respect to Preferred Stock, the last day of March, June, September and December in each year (or if any such day is not a Business Day the immediately preceding Business Day).

           "EBITDA" shall mean, with respect to any period, Consolidated Net Income of the Corporation for such period plus, in each case to the extent deducted in computing such Consolidated Net Income, the sum of (without duplication) (i) Consolidated Interest Expense for such period, (ii) the provision for taxes based on net income of the Corporation and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, and
(iii) the depreciation and amortization expense of such the Corporation and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

           "Equity Interest" means (a) capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible into, or exchangeable for, capital stock), and (b) limited and general partnership interests, interests in limited liability companies, joint venture interests and other ownership interests in any Person.

           "Excluded Securities" means (a) Options or Convertible Securities issued and outstanding on the date of original issuance of the Preferred Stock, and Common Stock issued upon exercise or conversion thereof, (b) Common Stock, Options or Common Stock issued upon exercise of such Options, issued to employees of the Corporation or any of its Subsidiaries pursuant to the stock option plans or other incentive plans adopted by the Board of Directors and submitted for approval by the Corporation's stockholders at its 1996 annual meeting of stockholders, and (c) any Common Stock, Options, or Common Stock issued upon exercise of such Options, issued to employees of the Corporation or any of its Subsidiaries pursuant to the provisions of any other stock bonus or stock option or other incentive plan or plans subsequently adopted by the Board of Directors.

           "GAAP" means generally-accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

           "Indenture" means the Indenture dated as of July 25, 1995 between the Corporation and Bankers Trust Company, as Trustee, relating to the Corporation's 11-1/4% Senior Subordinated Notes due 2005, as amended from time to time.

           "Internal Rate of Return" means the annual rate (assuming quarterly compounding) which if used to discount to present value the payments in cash or cash equivalents made or received by the holder of Preferred Stock, during the period from the date of calculation back to the initial issuance of such shares, would cause the net present value (on such date) of such investment to equal zero (0). In calculating an Internal Rate of
Return:

           (A) each payment received in cash or cash equivalents by a holder (or its predecessors in interest) of shares attributable to such shares or any sale thereof for cash shall be treated as a cash inflow with a positive value, and each cash disbursement made by the holder (or its predecessors in interest) directly attributable to such shares shall be treated as a cash outflow with a negative value;

           (B) each such payment or disbursement shall be discounted from the date actually made to the date of the holder's initial investment in shares; and

           (C) indemnity payments, financing fees (including without limitation the financing fee paid in connection with the original issuance of Preferred Stock) and payments in reimbursement of out-of-pocket expenses received by the holders of shares shall not be treated as cash inflows and therefore shall be disregarded.

           "Issuance Date" shall mean the date of initial issuance of the Preferred Stock.

           "Junior Security" means the Corporation's Common Stock and any other equity security of any kind which the Corporation or any Subsidiary shall at any time issue or be authorized to issue other than Preferred Stock.

           "Liquidation Value" of any share of Preferred Stock as of any particular date means an amount equal to the sum of $100.00 plus any accrued and unpaid dividends on such share of Preferred Stock.

           "Long-Term Debt" shall mean (without duplication) (A) all indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar evidences of indebtedness, all obligations for the deferred and unpaid purchase price of any property, service or business (other than trade accounts payable and accrued liabilities incurred in the ordinary course of business and constituting current liabilities), (B) all capitalized lease obligations, (C) letters of credit and all obligations of relating thereto, (D) all obligations in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates, and (E) all Preferred Stock (and convertible preferred stock of any other class) if and so long as the Market Price of Common Stock is less than the Conversion Price (or conversion price of any such other class of convertible preferred stock) from time to time in effect; in each case determined on a consolidated basis in accordance with GAAP.

            "Market Price" means as to any security the average of the closing prices of such security's sales on such day on all domestic exchanges on which such security may at the time be listed, or, if there shall have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on such day such security shall not be so listed or trading thereon or on such exchange shall be suspended, the closing price on such day of any such security traded on the NASDAQ System or, if no such closing price is available, (i) the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or (ii) if on such day such security shall not be quoted in the NASDAQ System, the average of the high and low bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in the case of (i) or (ii) averaged over a period of 21 business days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day (unless otherwise provided herein). If at any time such security is not listed on any domestic exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Market Price" shall be the fair market value per share of Common Stock, which shall be reasonably determined by the Board of Directors of the Corporation as of a date which is within 15 days of the date as of which the determination is to be made.

           "Outstanding" when used with reference to shares of Preferred Stock as of any particular time shall mean shares thereof issued and outstanding at such time and shall not include any shares of Preferred Stock represented by any certificate in lieu of which a new certificate has been executed and delivered by the Corporation in accordance with Section 7 or Section 8, but shall include only those shares represented by such new certificate.

           "Person" means and includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

           "Redeemable Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part.

           "Redemption Date" as to any share of Preferred Stock means the date specified in the notice of redemption delivered pursuant to Section 3.7; provided that for purposes of Section 3.8, the Redemption Date shall be the date on which the applicable Redemption Price is actually paid to the holder of such share of Preferred Stock or deposited in trust for the benefit of such holder pursuant to Section 3.10.

           "Redemption Price" as to any share of Preferred Stock means the Liquidation Value of such share.

           "Restricted Payment" shall mean any dividend or other distribution on any Junior Securities other than dividends or distributions payable solely in Junior Securities, or the amount paid to purchase, redeem, or otherwise acquire for any consideration, or to set aside as a sinking fund or other fund for the redemption or repurchase of any Junior Securities or any warrants, rights or options to purchase the same.

           "Subsidiary" means any corporation at least 50% of the Voting Stock of every class of which is, at the time as of which any determination is being made, owned by the Corporation either directly or through one or more Subsidiaries.

           "Voting Stock" means any shares of stock having general voting power in electing the board of directors (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the happening of any contingency).

           Section 12.  Miscellaneous.

           (a) The unenforceability or invalidity of any provision or provisions of this Certificate of Designations shall not render invalid or unenforceable any other provision or provisions herein contained.

           (b) Section and paragraph headings herein are for convenience only and shall not be construed as a part of this Certificate of Designations.

           (c) All notices to holders of Preferred Stock required or permitted hereunder shall be sent by overnight courier service, prepaid, addressed to each such holder at the address for such holder shown on the books of the Corporation.


                                   * * * * * *

          IN WITNESS WHEREOF, this Certificate has been signed on this _____ day of ________, 1997, and the signature of the undersigned shall constitute the affirmation and acknowledgment of the undersigned, under penalties of perjury, that this Certificate is the act and deed of the undersigned and that the facts stated in the Certificate are true.

                           ALLIANCE ENTERTAINMENT CORP.


                           By:
                              ---------------------------------
                                 Joseph J. Bianco, Co-Chairman


                           ATTEST:




                              ---------------------------------
                           Christopher J. Joyce, Assistant
                             Secretary